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                                                                    Exhibit 10.1


                              SEPARATION AGREEMENT


October 14, 2002

Alessandro ("Alex") D. Sette, Ph.D.
5551 Linda Rosa Avenue
La Jolla, CA 92037

Dear Alex:

This letter sets forth the substance of the separation agreement (the "Agreement") which Epimmune Inc. (the "Company") is offering to you to aid in your employment transition.

        1. SEPARATION. Your last day of work with the Company and your employment termination date will be October 31, 2002 (the "Separation Date"). From now until the Separation Date, you will continue to be employed by the Company in your current position and at your current base salary. As a condition of this Agreement, you will be expected to continue to work your regular schedule during this period (provided, however, that the Company agrees that commencing October 1, 2002, you may devote time and energy to the establishment of your laboratory at the La Jolla Institute for Allergy and Immunology (the "Institute") and that on or before October 1, 2002, and from time to time thereafter, you will file NIH grant applications in association with the Institute. You also agree to assist the Company with the integration and transition of your current duties and responsibilities in a reasonable and orderly manner.

        2. SUBCONTRACTING. In exchange for the promises and covenants set forth herein, you and the Company agree that the Company shall subcontract or otherwise engage your services to perform work for the Company on Contract Number N01-AI-95362 between the Company and the National Institute of Health, as modified ("NIH Contract"), and Agreement No. P373671 between the Company and the University of Wisconsin, as modified ("Wisconsin Contract"), provided that consent to such subcontracting or engagement is obtained from the National Institute of Health and/or the University of Wisconsin, if necessary. The terms of such subcontracting or engagement shall be negotiated in good faith by you and the Company. It is hereby expressly acknowledged, however, that the consideration to be paid to you related to the NIH contract shall in no event exceed the consideration received by the Company under the NIH contract, and the consideration to be paid to you related to the Wisconsin subcontract shall in no event exceed the consideration received by the Company under the Wisconsin subcontract.

        3. ACCRUED SALARY AND PAID TIME OFF. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.


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        4.     HEALTH INSURANCE. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish.

        5. STOCK OPTIONS. Your Company stock options ("Options") will cease to vest on the Separation Date. All terms, conditions, and limitations applicable to your Options will remain in full force and effect pursuant to the applicable stock option agreements between you and the Company and the applicable stock option plan documents, and any other documents applicable to the Options.

        6. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

        7. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

        8. RETURN OF COMPANY PROPERTY. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding the foregoing, the Company as part of this Agreement shall provide you with a breeding pair of HLA A2 transgenic mice, a breeding pair of HLA A3 transgenic mice and a breeding pair of HLA B7 transgenic mice (collectively, the "Mice"). The Mice shall be subject to the Material Transfer Agreement attached hereto as Exhibit A.

        9. PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment you will refrain from any unauthorized use or disclosure of the Company's proprietary or confidential information or materials and acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company, among other things. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit B.

        10. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate


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family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (e) you may disclose your obligations hereunder to any future and potential future employers. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

        11. NONSOLICITATION. For two years from the date hereof, you shall not directly or indirectly solicit or actively seek to hire or otherwise contract for the services of any person who during such period is employed by the Company, whether or not such person would commit any breach of his or her contract of service in leaving such employment. Notwithstanding the foregoing, this paragraph 11 and any nonsolicitation provisions contained in any other agreement between you and the Company or its predecessor shall not apply to your solicitation of John Sidney or Carla Oseroff.

        12. NONDISPARAGEMENT. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

        13. RELEASE AND INDEMNIFICATION. In exchange for the consideration offered under this Agreement to which you would not otherwise be entitled, you agree to execute the Employee Agreement and Release attached hereto as Exhibit
C. Notwithstanding the Employee Agreement and Release, the Company agrees to indemnify and defend you (a) for all acts within the scope of your employment as defined by the California Labor Code, and (b) against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by you, to the fullest extent allowable under Section 317 of the California Corporations Code, if you are made a party or threatened to be made a party to any proceeding by reason that you are or were an agent of the Company.

        14. MISCELLANEOUS. This Agreement, including Exhibit A, Exhibit B, and Exhibit C, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with


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the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and on the attached Employee Agreement and Release, which is part of this Agreement, and return the originals of both to me.

Sincerely,

EPIMMUNE INC.

By: /s/ Robert J. De Vaere
    ----------------------------
    Robert J. De Vaere
    Vice President, Finance and
    Administration, and Chief
    Financial Officer


Exhibit A - Material Transfer Agreement
Exhibit B - Proprietary Information and Inventions Agreement
Exhibit C - Employee Agreement and Release

AGREED:

/s/ Alessandro D. Sette, Ph.D.
----------------------------------------
Alessandro ("Alex") D. Sette, Ph.D.





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                                    EXHIBIT A

                           MATERIAL TRANSFER AGREEMENT






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                                    EXHIBIT B

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT






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                                    EXHIBIT C

                        EMPLOYMENT AGREEMENT AND RELEASE

        I agree to the terms in the foregoing letter Agreement.

        Except as expressly noted in the foregoing letter Agreement or elsewhere in this Employment Agreement and Release, I hereby release, acquit and forever discharge the Company, its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

        I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven
(7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

        I UNDERSTAND THAT, EXCEPT AS OTHERWISE PROVIDED BELOW OR IN THE FOREGOING LETTER AGREEMENT, THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits


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under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

        My release of known and unknown claims as set forth above shall not apply to any claims arising out of or related to (i) the Employee Retirement Income Security Act, (ii) the indemnification obligations of the Company pursuant to the foregoing letter agreement, including the Company's obligation to indemnify and defend me with respect to any proceeding contemplated by California Corporations Code Section 317, and with respect to any act within the scope of my employment, as defined in the California Labor Code, or (iii) any other indemnification obligation of the Company as my principal or employer, including the Company's statutory indemnification obligations under Sections 2800 and 2802 of the California Labor Code.

                                      By:  /s/ Alessandro D. Sette, Ph.D.
                                         ---------------------------------------
                                           Alessandro ("Alex") D. Sette, Ph.D.

                                      Date:  October 14, 2002
                                           -------------------------------------



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